UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2013

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Wilshire Boulevard, Los Angeles, California		90010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 3, 2013, Broadway Financial Corporation, a Delaware corporation (the “Company”), received a written notification from Nasdaq notifying the Company that it fails to comply with Nasdaq’s Marketplace Rule 5550(a)(2) (the “Rule”) because the bid price for the Company’s common stock over the last 30 consecutive business days has closed below the minimum $1.00 per share requirement for continued listing. The notification has no immediate effect on the listing of the Company’s common stock.

In accordance with Nasdaq’s Marketplace Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until July 2, 2013, to regain compliance with the Rule. If at any time before July 2, 2013, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Rule.

If compliance with the Rule cannot be demonstrated by July 2, 2013, the Company’s common stock will be subject to delisting from The Nasdaq Capital Market. In the event that the Company receives notice that its common stock is subject to being delisted from The Nasdaq Capital Market, the Company may be eligible for additional time, provided that the Company can meet all other initial listing requirements for the Nasdaq Capital Market and provides written notice of its intention to cure the deficiency during the second compliance period of an additional 180 days, by various plans, including effecting a reverse stock split, if necessary.

The Company will continue to monitor the bid price for its common stock and consider various options available to it if its common stock does not trade at a level that is likely to regain compliance.

As previously announced, the Company is pursuing a comprehensive Recapitalization that is intended to reduce approximately $22 million of senior debt, preferred stock and related accumulated dividends.

Item 9.01	Financial Statements and Exhibits.

99.1	Nasdaq letter dated January 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION

Date: January 9, 2013	By	/s/ Wayne-Kent A. Bradshaw
Wayne-Kent A. Bradshaw
Chief Executive Officer

EXHIBIT INDEX

99.1	Nasdaq letter dated January 3, 2013